EXHIBIT 1.01

ACQUISITION AGREEMENT

by and among

THE VAPOR GROUP, INC.,
a Florida corporation

and

SMART WHEELS, INC.

a Florida corporation

and

THE SHAREHOLDERS OF SMART WHEELS, INC.

1

ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement") is dated as of this 1st day of September, 2015 (the "Effective Date") by and between the VAPOR GROUP, INC., a Florida corporation ("VGI"), SMART WHEELS, INC., a Florida corporation ("SWI"), and the shareholders of SWI (the "Shareholders"). Each of VGI, SWI, and the Shareholders shall be referred to as a "Party" and collectively as the "Parties."

The Parties agree as follows:

1.	The Acquisition.

1.1

Purchase of SWI. At the Closing to be held as provided in Section 2, VGI shall acquire all of the outstanding shares of capital stock of SWI, consisting of fifty million (50,000,000) restricted shares of common stock (the "SWI SHARES") and no shares of preferred stock, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities law and regulation, in exchange for the Purchase Price (as hereinafter defined). (The "Acquisition")

1.2

Purchase Price. In exchange for the SWI SHARES, VGI shall reimburse the Shareholders for any and all costs specific to the startup costs of SWI and its initial inventory of its product, and assume any and all liabilities of SWI that have been incurred up to the Effective Date. The Purchase Price shall represent the full value for all of the outstanding shares of SWI.

1.3

Ownership of SWI. The Shareholders as set forth in Exhibit A hereto, represent that they are the sole shareholders of SWI and hereby transfers to VGI all their ownership interest in SWI and all assets and liabilities of SWI in exchange for the Purchase Price.

2.	The Closing.

2.1

Place and Time. The closing of the Acquisition shall take place at the offices of VGI no later than the close of business (New York City time) on Friday, September 4, 2015, or at such other place, date and time as the Parties may agree in writing (the "Closing Date").

2.2	Deliveries by SWI at Closing to VGI. At the Closing, SWI shall deliver the following:

a.	a list of all the assets and liabilities of SWI (the "SWI ASSETS"); and

2

b.

all other documents, instruments and writings required by this Agreement to be delivered by SWI at the Closing and any other documents or records relating to SWI's business reasonably requested by VGI in connection with this Agreement.

2.3

Deliveries by VGI at Closing to SWI. At the Closing, VGI shall deliver to the SWI and the Shareholders all documents, instruments and writings required by this Agreement to be delivered by VGI at the Closing.

2.5	Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver to VGI the SWI SHARES.

3.	Conditions to VGI's Obligations.

The obligations of VGI to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by VGI:

3.1

No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI's acquisition of the SWI SHARES or that will require any divestiture as a result of VGI's acquisition of the SWI SHARES or that will require all or any part of the business of VGI to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or SWI if this Agreement is consummated shall be pending.

3.2

Representations, Warranties and Agreements. (a) The representations and warranties of SWI set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) SWI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3

Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI's acquisition of the SWI SHARES shall have been obtained and shall be in full force and effect.

3.4	Approval of VGI Directors. The transactions described herein shall be approved by the VGI Board of Directors, which approval shall be delivered at the Closing.

3

4.	Conditions to SWI's and the Shareholders' Obligations.

The obligations of SWI and the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by SWI and the Shareholders:

4.1

No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI's acquisition of the SWI SHARES, or that will require any divestiture as a result of VGI's acquisition of the SWI SHARES, or that will require all or any part of the business of VGI or SWI to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or SWI if this Agreement is consummated shall be pending.

4.2

Representations, Warranties and Agreements. (a) The representations and warranties of VGI set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) VGI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3

Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI's acquisition of the SWI SHARES shall have been obtained and shall be in full force and effect.

5.	Conduct of Business Prior to the Closing.

5.1	Operation in Ordinary Course. Up to the Closing Date, VGI and SWI shall each conduct its businesses in all material respects in the ordinary course.

5.2

Business Organization. Up to the Closing Date, VGI and SWI shall each (a) preserve substantially intact their business organization; and (b) preserve in all material respects their present business relationships and good will.

5.3

Corporate Organization. Up to the Closing Date, VGI and SWI shall not cause or permit any amendment of its respective certificate of incorporation or bylaws (or other governing instrument) and shall not:

1.	create or suffer to be created any Encumbrance thereon;

2.	reclassify, split up or otherwise change any of its Equity Securities;

4

3.	be party to any merger, consolidation or other business combination;

4.

sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to its business or financial condition, except in the ordinary course of business.

6.	Definitions.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 6.

6.1

"Encumbrances." Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

6.2	"Equity Securities." See Rule 3a11-1 under the Securities Exchange Act of 1934.

6.3

"Governmental Body." Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

6.4	"Person." Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

7.	Termination.

7.1	Termination. This Agreement may be terminated before the Closing occurs only as follows:

1.	By written agreement of SWI and VGI at any time.

2.

By VGI, by notice to SWI at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3.

By SWI, by notice to VGI at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

5

7.2	Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall terminate without any liability or further obligation of any Party to another.

8.

Notices. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth as to the address of each respective Party as recorded on sunbiz.org of the Secretary of State of Florida (or to such other addresses, telex numbers and facsimile numbers as a Party may designate as to itself by notice to the other Parties).

9.	General Provisions.

9.1	Expenses. Each Party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

9.2	Headings. The headings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

9.3

No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

9.4	Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

9.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

9.6

Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided that neither Party may assign its rights hereunder without the consent of the other.

(Signature Page Follows)

6

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and entered into as of the date first above-written.

"VGI"	"SWI"

VAPOR GROUP, INC.	SMART WHEELS, INC.
a Florida corporation	a Florida corporation

By:	By:
Dror Svorai, President and CEO	Yaniv Nahon, Vice President

7

EXHIBIT A

SHAREHOLDERS OF SMART WHEELS, INC.

Name of Shareholder	No. of SWI Common Shares Held (restricted)
Dror Svorai	37,500,000
Yaniv Nahon	12,500,000
Total	50,000,000

8